Exhibit 23.9

CONSENT OF PETRIE PARKMAN & CO., INC.

We hereby consent to the use of our opinion letter dated February 1, 2004 to the Board of Directors of Equity Oil Company, which is included as Annex B to the Proxy Statement/Prospectus forming a part of this initial Registration Statement, and to references to our firm and such opinion letter in such Proxy Statement/Prospectus under the captions entitled “Summary – Opinion of Equity’s Financial Advisor,” “The Merger – Background of the Merger,” “The Merger – Equity’s Reasons for the Merger,” “The Merger – Recommendations of the Board of Directors,” and “The Merger – Opinion of Equity’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder (the “Securities Act”), and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term “expert” as used in the Securities Act.

PETRIE PARKMAN & CO., INC.

By:	/s/ Jon C. Hughes

Name:	Jon C. Hughes

Houston, Texas

March 15, 2004